Exhibit 5.1

McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto ON M5K 1E6
Canada
Tel: 416-362-1812
Fax: 416-868-0673
January 21, 2011
IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario
L5K 1B1
K&M Douglas Trust
James Douglas and Jean Douglas
 Irrevocable Descendants’ Trust
Douglas Family Trust
James Douglas III
(collectively, the “Douglas Group”)
125 E Sir Francis Drake Blvd.
Suite 400
Larkspur CA 94939
Dear Sirs/Mesdames:
Re: IMAX Corporation
We have acted as Canadian counsel for IMAX Corporation (“IMAX” or the “Company”) in connection with the Registration Statement on Form S-3 (as such may hereafter be amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, relating to the offering from time to time by the Douglas Group, as set forth in the prospectus contained in the Registration Statement and as may be set forth in any supplement to the prospectus, of up to 2,726,447 of the Company’s common shares (the “Resale Shares”). The Company originally issued the Resale Shares to the Douglas Group in a private transaction.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings, certificates and acknowledgements of officers of IMAX and of governmental officials and such other material as we have considered necessary or appropriate for the purpose of the opinion hereinafter expressed.
For purposes of the opinion hereinafter expressed, we have assumed that the documents examined by us which purport to be originals are authentic and those which purport to be certified copies or facsimiles conform with the originals thereof and the signatures on all documents examined or received by us are genuine. The reference to “our knowledge” in the opinion below, refers to the actual knowledge of the members of our firm actively engaged as counsel to IMAX in connection with the registration for resale by the Douglas Group of the

Resale Shares, without independent inquiry beyond such inquiries of officers of the Company as we have deemed necessary.
The opinion expressed below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, all as such laws exist and are construed as at the date hereof.
Based upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that the Resale Shares have been duly authorized by all necessary corporate action on the part of IMAX and have been validly issued as fully paid and nonassessable common shares of IMAX. The Resale Shares, when offered for resale by the Douglas Group and delivered against payment therefor in accordance with the provisions of the Registration Statement, will not be subject to any pre-emptive rights or similar rights restricting the transfer of the Resale Shares under the Canada Business Corporations Act or IMAX’s Articles of Incorporation or By-Laws or, to our knowledge, otherwise.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.
Yours very truly,
McCarthy Tétrault LLP